SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                               PHARMACYCLICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   716933 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  March 6, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 26 Pages
                       Exhibit Index Contained on Page 23

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 2 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Management III, L.P. ("ICM3")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   82,000 shares, of which 66,295 shares
                                   are directly owned by Integral Capital
                                   Partners III, L.P. ("ICP3") and 15,705 shares
                                   are directly owned by Integral Capital
                                   Partners International III, L.P. ("ICPI3").
                                   ICM3 is the general partner of ICP3 and the
                                   investment general partner of ICPI3.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   82,000 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  82,000 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0.51%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 3 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Management IV, LLC ("ICM4")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   535,300 shares which are directly owned by
                                   Integral Capital Partners IV, L.P. ("ICP4").
                                   ICM4 is the general partner of ICP4.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   535,300 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  535,300 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          3.33%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 4 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners NBT, LLC ("Integral NBT")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   2,650 shares, which shares are directly owned
                                   by Integral Capital Partners IV MS Side Fund,
                                   L.P. ("Side Fund"). Integral NBT is the
                                   general partner of Side Fund
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   2,650 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    2,650 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0.02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 5 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Management V, LLC ("ICM5")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   250,700 shares, which are directly owned by
                                   Integral Capital Partners V, L.P. ("ICP5").
                                   ICM5 is the general partner of ICP5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   250,700 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  250,700 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          1.56%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 6 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ICP Management V, LLC ("ICP Management 5")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,950 shares, of which 3,330 shares are
                                   directly owned by Integral Capital Partners V
                                   Side Fund, L.P. ("ICP5 Side Fund") and 620
                                   shares are directly owned by Integral Capital
                                   Partners V SLP Side Fund, LLC ("5 SLP Side
                                   Fund"). ICP Management 5 is the general
                                   partner of ICP5 Side Fund and the manager of
                                   5 SLP Side Fund.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,950 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   3,950 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                         0.024%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 7 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners III, L.P. ("ICP3")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   66,295 shares are directly owned by ICP3.
                                   Integral Capital Management III, L.P. is the
                                   general partner of ICP3.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   66,295 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  66,295 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0.41%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 8 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners International III, L.P. ("ICPI3")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   15,705 shares are directly owned by ICPI3.
                                   Integral Capital Management III, L.P. is the
                                   investment general partner of ICPI3.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   15,705 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  15,705 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0.10%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D                Page 9 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners IV, L.P. (ICP4")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   535,300 shares are directly owned by ICP4.
                                   Integral Capital Management IV, LLC is the
                                   general partner of ICP4.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   535,300 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 535,300 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          3.33%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D               Page 10 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   2,650 shares are directly owned by Side Fund.
                                   Integral Capital Partners NBT, LLC is the
                                   general partner of Side Fund.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   2,650 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   2,650 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0.02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D               Page 11 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners V, L.P. ("ICP5")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   250,700 shares, which are directly owned by
                                   Integral Capital Partners V, L.P. ("ICP5").
                                   ICM5 is the general partner of ICP5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   250,700 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 250,700 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          1.56%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D               Page 12 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,330 shares, which are directly owned by
                                   ICP5 Side Fund. ICP Management 5 is the
                                   general partner of ICP5 Side Fund.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,330 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   3,330 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0.02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 716933 10 6                  13D               Page 13 of 26 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware (limited partnership)
--------------------------------------------------------------------------------
        NUMBER                5    SOLE VOTING POWER
          OF
        SHARES                     -0-
     BENEFICIALLY
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   620 shares, which are directly owned by 5 SLP
                                   Side. ICP Management 5 is the manager of 5
                                   SLP Side.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                    -0-
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   620 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     620 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                         0.004%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 26 Pages

ITEM 1(a). NAME OF ISSUER:

           Pharmacyclics Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           995 E. Arques Avenue
           Sunnyvale, CA 94085


ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                     OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

           This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"), Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM3, ICM4, Integral NBT, ICM5, and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

           ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral
Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side"). With respect to ICM3, ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM3's, ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM3, ICM4, Integral NBT, ICM5 or ICP Management directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4, Integral NBT, ICM5 and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively such that no single general partner of ICM3, ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

                                                             Page 15 of 26 Pages


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           716933 10 6


ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [ ]  Insurance  company as defined in Section  3(a)(19) of the Exchange
              Act.
     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
     (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].


ITEM 4.    OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                                             Page 16 of 26 Pages

     A.  Integral Capital Management III, L.P.

         (a)   Amount Beneficially Owned: 82,000
         (b)   Percent of Class: 0.51%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 82,000
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 82,000


     B.  Integral Capital Management IV, LLC

         (a)   Amount Beneficially Owned: 535,300
         (b)   Percent of Class: 3.33%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 535,300
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 535,300


     C.  Integral Capital Partners NBT, LLC

         (a)   Amount Beneficially Owned:  2,650
         (b)   Percent of Class:  0.02%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 2,650
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 2,650


     D.  Integral Capital Management V, LLC

         (a)   Amount Beneficially Owned:  250,700
         (b)   Percent of Class:  1.56%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 250,700
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 250,700

                                                             Page 17 of 26 Pages


     E.  ICP Management V, LLC

         (a)   Amount Beneficially Owned: 3,950
         (b)   Percent of Class: 0.024%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 3,950
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 3,950


     F.  Integral Capital Partners III, L.P.

         (a)   Amount Beneficially Owned: 66,295
         (b)   Percent of Class: 0.41%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 66,295
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 66,295


     G.  Integral Capital Partners International III, L.P.

         (a)   Amount Beneficially Owned: 15,705
         (b)   Percent of Class: 0.10%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 15,705
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 15,705


     H.  Integral Capital Partners IV, L.P.

         (a)   Amount Beneficially Owned: 535,300
         (b)   Percent of Class: 3.33%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 535,300
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 535,300

                                                             Page 18 of 26 Pages


     I.  Integral Capital Partners IV MS Side Fund, L.P.

         (a)   Amount Beneficially Owned: 2,650
         (b)   Percent of Class: 0.02%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 2,650
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 2,650


     J.  Integral Capital Partners V, L.P.

         (a)   Amount Beneficially Owned: 250,700
         (b)   Percent of Class: 1.56%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 250,700
               3.  Sole power to dispose or to direct the disposition: -0-
               4.  Shared power to dispose or to direct the disposition: 250,700


     K.  Integral Capital Partners V Side Fund, L.P.

         (a)   Amount Beneficially Owned: 3,330
         (b)   Percent of Class: 0.02%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 3,330
               3.  Sole power to dispose or to direct the disposition: -0-
               5.  Shared power to dispose or to direct the disposition: 3,330


     L.  Integral Capital Partners V SLP Side Fund, LLC

         (a)   Amount Beneficially Owned: 620
         (b)   Percent of Class: 0.004%
         (c)   Number of shares as to which such person has:
               1.  Sole power to vote or to direct vote: -0-
               2.  Shared power to vote or to direct vote: 620
               3.  Sole power to dispose or to direct the disposition: -0-
               2.  Shared power to dispose or to direct the disposition: 620

                                                             Page 19 of 26 Pages


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

           Not applicable.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.


ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 20 of 26 Pages


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 8, 2001


                              INTEGRAL CAPITAL MANAGEMENT III, L.P.

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                              INTEGRAL CAPITAL MANAGEMENT IV, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS NBT, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL MANAGEMENT V, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              ICP MANAGEMENT V, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager

                                                             Page 21 of 26 Pages


                              INTEGRAL CAPITAL PARTNERS III, L.P.

                              By Integral Capital Management III, L.P., its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL, III, L.P.

                              By Integral Capital Management III, L.P., its Investment General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                              INTEGRAL CAPITAL PARTNERS IV, L.P.

                              By Integral Capital Management IV, LLC, its
                              General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC, its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager

                                                             Page 22 of 26 Pages


                              INTEGRAL CAPITAL PARTNERS V, L.P.

                              By Integral Capital Management V, LLC, its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                              By ICP Management V, LLC, its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                              By ICP Management V, LLC, its Manager

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager

                                                             Page 23 of 26 Pages


                                  EXHIBIT INDEX


                                                                Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:        Agreement of Joint Filing                     24

                                                             Page 24 of 26 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated March 8, 2001 containing the information required by Schedule 13G, for the 874,600 Shares of capital stock of Pharmacyclics Inc. held by Integral Capital Partner III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

Date:  March 8, 2001
                              INTEGRAL CAPITAL MANAGEMENT III, L.P.

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                              INTEGRAL CAPITAL MANAGEMENT IV, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS NBT, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager

                                                             Page 25 of 26 Pages


                              INTEGRAL CAPITAL MANAGEMENT V, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              ICP MANAGEMENT V, LLC

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS III, L.P.

                              By Integral Capital Management III, L.P., its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL, III, L.P.

                              By Integral Capital Management III, L.P., its Investment General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                              INTEGRAL CAPITAL PARTNERS IV, L.P.

                              By Integral Capital Management IV, LLC, its
                              General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager

                                                             Page 26 of 26 Pages


                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC, its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS V, L.P.

                              By Integral Capital Management V, LLC, its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                              By ICP Management V, LLC, its General Partner

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager


                              INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                              By ICP Management V, LLC, its Manager

                              By /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                 Pamela K. Hagenah
                                 a Manager